Exhibit 99.1
Pactiv Announces Commencement of Change of Control Offer for its 5.875% Notes due 2012
LAKE FOREST, Ill. — October 20, 2010 — Pactiv Corporation (NYSE: PTV), a leader in the consumer and foodservice packaging markets, announced today that it commenced its offer to purchase for cash any and all of its outstanding 5.875% Notes due 2012 (the “2012 Notes”), at a price of 101% of the principal amount of such 2012 Notes, plus accrued and unpaid interest on the principal amount tendered to, but not including, the payment date. The change of control offer is being conducted in connection with the pending merger transaction of Pactiv with Reynolds Group Holdings Limited (“Reynolds Group”).
The change of control offer is being made solely to fulfill Pactiv’s obligations under the indenture governing the 2012 Notes (the “Indenture”), which requires that Pactiv make an offer to purchase the 2012 Notes following a “Change of Control Triggering Event” (as defined in the Indenture). The Indenture defines “Change of Control Triggering Event” as the occurrence of both a Change of Control (as defined in the Indenture) and a Rating Event (as defined in the Indenture). If the pending merger transaction of Pactiv with Reynolds Group is consummated a Change of Control is expected to occur. In addition, Standard & Poor’s Rating Services and Moody’s Investor Services have indicated that upon completion of the merger transaction of Pactiv with Reynolds Group, each may downgrade the current ratings of the 2012 Notes, thereby triggering a Rating Event. Pactiv’s obligation to accept for payment, purchase or pay for any tendered Notes is conditioned upon the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date (as defined in the Indenture) (the “Change of Control Condition”).
The special meeting of Pactiv stockholders to consider and vote upon a proposal to approve the merger agreement and the transactions contemplated thereby will be held on November 15, 2010. Pactiv expects to complete the merger transaction promptly after obtaining stockholder approval at the special meeting. In addition to obtaining stockholder approval, all other closing conditions must be satisfied or, to the extent permitted, waived prior to the consummation of the merger transaction.
The change of control offer will expire at 12:00 a.m., New York City time, on November 20, 2010 (the “Expiration Time”), unless extended or earlier terminated. As Pactiv intends for the Expiration Time and, consequently, the final acceptance date for tenders to occur on the later of (a) the Expiration Time; (b) the closing of the pending merger transaction; or (c) the fulfillment of the Change of Control Condition, Pactiv will extend the Expiration Time and, consequently, the final acceptance date as necessary for this to occur.

The terms and conditions of the offer, including the conditions to Pactiv’s obligation to accept the 2012 Notes tendered and pay the purchase price for them, are set forth in a Notice of Change of Control and Offer to Purchase dated October 20, 2010.
This news release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell Pactiv’s 2012 Notes. The change of control offer for Pactiv’s 2012 Notes is being made only pursuant to the Notice of Change of Control and Offer to Purchase statement, letter of transmittal and related materials that Pactiv previously distributed to noteholders. Noteholders and investors should read carefully the Notice of Change of Control and Offer to Purchase, letter of transmittal and related materials because they contain important information, including the various terms of and conditions to the change of control offer for Pactiv’s 2012 Notes.
Important Information
In connection with the proposed merger, Pactiv filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on October 15, 2010. INVESTORS AND STOCKHOLDERS OF PACTIV ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT PACTIV AND THE PROPOSED MERGER. The definitive proxy statement in connection with the proposed merger has been mailed to the stockholders of Pactiv. The definitive proxy statement, other relevant materials (when they become available), and any other documents filed by Pactiv with the SEC, may be obtained, without charge, from the SEC’s website at www.sec.gov or by request to Pactiv Corporation, Attention Corporate Secretary, 1900 W. Field Court, Lake Forest, IL 60045; 866-456-5439; www.pactiv.com.
Certain Information Regarding Participants
Pactiv and its executive officers, directors and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Pactiv in connection with the proposed merger. Information about the executive officers and directors of Pactiv and their ownership of Pactiv common stock is set forth in the definitive proxy statement filed by Pactiv on October 15, 2010.
Cautionary Statements
Statements about the expected timing, completion, and effects of the change of control offer constitute forward-looking statements. A variety of factors could cause actual results to differ materially from those projected in the forward-looking statements, including, with respect to the proposed merger transaction with Reynolds Group, failure to obtain stockholder approval, failure of financing, or failure to satisfy other closing conditions. More detailed information about other risks and uncertainties is contained in

Pactiv’s Annual Report on Form 10-K at page 23 filed with the SEC as revised and updated by Forms 10-Q and 8-K as filed with the Commission.
About Pactiv
Pactiv Corporation (NYSE: PTV) is a leader in the consumer and foodservice/food packaging markets it serves. With 2009 sales of $3.4 billion, Pactiv derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. Pactiv’s Hefty® brand products include waste bags, slider storage bags, disposable tableware, and disposable cookware. Pactiv’s foodservice/food packaging offering is one of the broadest in the industry, including both custom and stock products in a variety of materials. For more information, visit www.pactiv.com.
About Reynolds Group Holdings Limited
Reynolds Group Holdings Limited is a leading global manufacturer and supplier of consumer food and beverage packaging and storage products and operates through five primary segments: SIG, Evergreen, Reynolds Consumer, Reynolds Foodservice and Closures. Reynolds Group Holdings Limited is based in Auckland, New Zealand. Additional information regarding Reynolds Group Holdings Limited is available at www.reynoldsgroupholdings.com.

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